Exhibit 23.2

                           Chang G. Park, CPA, Ph. D.
         2667 CAMINO DEL RIO SOUTH, SUITE B, SAN DIEGO, CALIFORNIA 92108
                   TELEPHONE (858)722-5953 FAX (858) 761-0341
                           E-MAIL changgpark@gmail.com


August 25, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of August 19, 2008 on the audited financial statements Placer Del Mar Ltd. as of June 30, 2008 and 2007, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park
----------------------------
Chang G. Park, CPA



        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board